                                                                    Exhibit 21.1

                         SUBSIDIARIES OF ROMACORP, INC.

Roma Ribs, Ltd.
Roma Franchise Corporation
Roma Fort Worth, Inc.
Roma Holdings, Inc.
Roma Systems, Inc.
Roma Bar Management Corporation
Roma Huntington Beach, Inc.
Roma Dining LP